Exhibit 10.3

MANAGEMENT SERVICES AGREEMENT

This Agreement is made this 31st day of May, 2017 (the “Effective Date”), by and among Notis Global, Inc., a Nevada corporation (the “Company”), EWSD I LLC, a Arizona limited liability company, and Pueblo Agriculture Supply and Equipment LLC, a Delaware limited liability company (the “Company’s Subsidiaries”), on the one hand, and Trava LLC, a Florida limited liability company (the “Manager”), on the other hand.

WHEREAS, the Manager, is engaged in the hemp/cannabis business and has developed substantial know-how and expertise in the hemp/cannabis business;

WHEREAS, the Company’s Subsidiaries own a hemp grow-and-extraction operation located at 214 39th Lane, Pueblo, Colorado (the “Pueblo Farm”), and they desire that the Manager (i) utilize its substantial know-how and expertise to provide the Services (as defined below) and (ii) provide certain on-going economic investments to the Company’s Subsidiaries for the operations of the Pueblo Farm;

WHEREAS, the Company’s Subsidiaries are willing to share with the Manager certain of the revenues derived from the operations of the Pueblo Farm, all as set forth in more detail hereinbelow;

WHEREAS, the Manager desires to provide the Services and certain Financial Support (as defined below), as set forth in more detail hereinbelow;

NOW, THEREFORE, in consideration of these presents, and for such other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.            Management Services; Financial Support; Representation.

(a)       The Company hereby retains Manager to utilize its operational expertise and support of the daily operations, cultivation, extraction, production, branding and packaging, compliance, and sales support (the “Services”) of the Pueblo Farm. During the term of this Agreement and subject to the terms and conditions hereof, Manager shall have full autonomy and discretion to make regular, operational business decisions, for the benefit of the Company and the Company’s Subsidiaries, without approval or direction from the Company and the Company’s Subsidiaries; provided, however, Manager shall render the Services at such times and places as shall be mutually agreed by Company and Manager; provided, however, further, that, without the prior written approval of the Company and the Company’s Subsidiaries, Manager shall make no expenditures in excess of $25,000, individually, or $60,000, cumulatively during any two-month period. Manager’s commitment hereunder does not prohibit Manager or its members, and/or employees from participating in or working on other ventures in the cannabis business during the term hereof.

(b)       The Company hereby retains Manager to satisfy all past due expenses and, subject to the second proviso set forth in subsection 1(a), above, to pay all current and future operational expenses of the Pueblo Farm during the term of this Agreement. The registry of past-due expenses and acknowledged, projected current and future operational expenses is attached as Exhibit A (collectively, the “Financial Support”).

(c)       The mortgage on the Pueblo Farm as described in Exhibit A shall be paid by the Manager during the term of this Agreement except for the months of June through September, 2017, inclusive, which payments shall be made by the Company and/or the Company’s Subsidiaries. The Company and the Company’s Subsidiaries represent that they are financially able make the June 1, 2017, mortgage payment. The Company and/or the Company’s Subsidiaries shall also be responsible for any and all “balloon payments” due under the mortgage during the term of the Agreement.

(d)       The Company and the Company’s Subsidiaries are indebted to “Redwood Capital” and/or “Magic Farms” in a certain amount that is secured by some or all of the assets of the Pueblo Farm (the “Redwood Obligations”). Manager shall not be responsible for the Redwood Obligations. The Company and the Company’s Subsidiaries represent to the Manager that none of the Redwood Obligations need to be satisfied in whole or in part through and including May 31, 2018.

(e)       The Manager shall have full control of all cash and bank accounts of the Pueblo Farm during the term of this Agreement. As soon as practicable after the Effective Date, the Company shall use commercially reasonable efforts to enable the Manager to effectuate the Financial Support.

(f)       As soon as practicable after the Effective Date, the Manager shall make all payments immediately necessary to begin planting for the 2017 summer season.

(g)       The Company and the Company’s Subsidiaries represent and warrant that one or more of them is legally permitted to grow hemp at the Pueblo Farm.

2.            Term.

This Agreement shall have a term of 36 months with two consecutive 12-month unilateral options in the sole discretion of the Manager for a total of 60 months if both options are exercised. The Manager must notify the Company in writing to exercise the option with not later than 60 days prior to the expiration of the initial term of the Agreement or of the relevant option period. If the Manager has properly exercised each of the two 12-months options, at the expiration of the 60-month term, the Manager in its sole discretion shall have the unilateral option to purchase the entire Pueblo Farm operation from the Company at a four times multiple of the EBITDA of the Pueblo Farm of the mean average of the fourth and fifth years of this Agreement.

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3.            Compensation and reimbursement.

Manager shall be entitled to collect all revenue generated by the Pueblo Farm operations. On a cumulative calendar monthly cash-on-cash basis, Manager shall tender to the Company, or at its option, either or both of the Company’s Subsidiaries, an amount equivalent to 51% of the net cash for each such calendar month. Such monthly payments shall be on the 10th calendar day following the end of a calendar month for which such tender is required. By way of examples,

(a)        if the Manager expends $100,000 in Financial Support in any given calendar month and the Manager collects $200,000 in revenue generated by the Pueblo Farm operations for such calendar month, the Manager shall tender to the Company the sum of $51,000 and shall retain the sum of $49,000 for itself for such calendar month,

(ii)        if the Manager expends $100,000 in Financial Support in any given calendar month and the Manager collects $90,000 in revenue generated by the Pueblo Farm operations for such calendar month, the Manager shall tender to the Company the sum of $-0- and shall retain the sum of $-0- for itself for such calendar month, and

(iii)       if the Manager expends $100,000 in Financial Support in any given calendar month and the Manager collects $90,000 in revenue generated by the Pueblo Farm operations for such calendar month and the Manager expends $100,000 in Financial Support in the immediately subsequent calendar month and the Manager collects $210,000 in revenue generated by the Pueblo Farm operations for such immediately subsequent calendar month, the Manager shall tender to the Company the sum of $51,000 and shall retain the sum of $49,000 for itself for such immediately subsequent calendar month.

If any Manager or Flock Brands LLC-specific products are created from Pueblo Farm-produced CBD oil, the net revenue distribution shall be the same as the prior Management Consulting Agreement between the parties, i.e, the Company and Manager shall split 50/50 the net revenue received from the sales of any Trava or its edibles subsidiary-branded products created at a Company facility during the term of this Agreement.

4.            Independent contractor status.

This Agreement creates an independent contractor relationship, not an employment relationship. The Manager acknowledges and agrees that none of the Company or the Company’s Subsidiaries will provide the Manager with any employee benefits, including without limitation any social security, unemployment, medical, or pension payments, and that income tax withholding is Manager’s responsibility. In addition, the parties acknowledge that none of the parties has, or shall be deemed to have, the authority to bind any other party.

5.            Reserved.

6.            Intellectual Property.

Manager understands and acknowledges that Company will be providing access to proprietary and valuable information that Manager might otherwise not receive. Likewise, Company and/or the Company’s Subsidiaries may be manufacturing Manager’s own branded products, which may contain Manager’s intellectual property. Except as may be required for such manufacturing, Company and the Company’s Subsidiaries have absolutely no right, entitlement, or claim to any intellectual property of the Manager, including but not limited to products manufactured and/or distributed from the Pueblo Farm facilities. Should Manager, in the course of providing Services, create branding or products specifically for the Company’s and/or the Company’s Subsidiaries’ use, the Manager shall have no right, entitlement, or claim to any such intellectual property.

7.            Confidential Information.

(a)       The parties acknowledge that, in connection with the Manager performing the Services, the parties may disclose to each other confidential and proprietary information and trade secrets of the other party, and that Manager may also create such information within the scope and in the course of performing the Services (hereinafter, subject to the exceptions below, “Confidential Information”). Such information may take the form of, for example: know-how; manufacturing strategies and processes; marketing plans; past, present, and future business plans; strategy; or forecasts of sales and sales data. Notwithstanding the above, the parties acknowledge and agree that none of the information described in this Paragraph 7 will be considered Confidential Information for purposes of this Agreement, unless the information is disclosed by a party to another party in writing and is clearly marked as confidential, or, where verbally disclosed, is followed within ten days of such verbal disclosure by a writing confirming such disclosure and indicating that such disclosure is confidential.

(b)       The parties hereby agree that no party shall divulge, disseminate, publish, or otherwise disclose any Confidential Information without the prior written consent of the party whose Confidential Information would be the subject of such disclosure. Notwithstanding the above, the parties acknowledge and agree that the obligations set out in this Paragraph 7 shall not apply to any portion of Confidential Information that:

(i)        was at the time of disclosure to such party part of the public domain by publication or otherwise; or

(ii)       became part of the public domain after disclosure by publication or otherwise, except by breach of this Agreement; or

(iii)      was already properly and lawfully in such party’s possession at the time it was received; or

(iv)      was or is lawfully received by such party from a third party who was under no obligation of confidentiality with respect thereto; or

(v)       was or is independently developed by such party without reference to Confidential Information; or

(vi)      is required to be disclosed by law, regulation, or judicial or administrative process.

(c)       Notwithstanding any other term of this Agreement, the parties agree not to disclose any information that is Confidential Information (i) except to the extent necessary for such party to fulfill its obligations under this Agreement or (ii) unless a potentially receiving party has agreed in writing to accept such disclosure. All other information and communications among the parties shall be deemed to have been provided on a non-confidential basis. The parties may share the terms of this Agreement on a confidential basis with their respective employees and consultants, legal and financial advisors, insurers, and other third parties who have a legitimate need to know about them.

8.            Miscellaneous Provisions.

(a)       Notices. Any notice, communication, request, reply or advice to be provided or permitted to be given between the Parties in connection with this Agreement must be in writing and may be given or served by sending same by Federal Express next day priority delivery addressed to the party to be notified, or by e-mail or facsimile to the attention of the persons listed below as provided below. Notice sent by Federal Express in the manner herein described shall be effective two days after such deposit. Notice by facsimile or e-mail shall be effective one business day after receipt of the notice. For purposes of notice, the addresses of the parties shall, unless changed as herein provided, be as follows:

If to the Manager:	Trava LLC
c/o Daniel Sands
50 W. 77th Street, Apt. 5G
New York, NY 10024
E-Mail: dsands@rdwcapital.com

If to the Company:	Notis Global Inc.
Or the Company’s	633 West 5th Street, 28th Floor
Subsidiaries	Los Angeles, CA 90071
Attn.: Chief Executive Officer
E-Mail: _____________

(b)       Modification. This Agreement may be changed, amended, terminated, modified, extended, or superseded, or compliance with any term or condition hereof may be waived, only if agreed to in writing by the parties hereto, or, in the case of a waiver, by the party waiving compliance. No waiver by either party hereto of any provision of this Agreement shall be deemed a waiver of any other provision hereof or a waiver of the same provision at any prior or subsequent time.

(c)       Assignment. No party may assign any of its rights or delegate any of its duties hereunder without the prior written consent of the other parties, except that a party may assign its rights under this Agreement and any agreements related hereto to an affiliate as long as such affiliate agrees to be bound by the terms of this Agreement. “Affiliate” shall mean, with respect to any person, any person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such person.

(d)       Severability. If any provision hereof shall be determined to be invalid or unenforceable in any respect, that provision shall be deemed deleted and the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent possible.

(e)       Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of Florida, without regard to the conflicts of law principles thereof. EACH PARTY AGREES THAT ANY ACTION, SUIT, OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS AGREEMENT SHALL BE INITIATED AND PROSECUTED IN THE COURTS HAVING PROPER SUBJECT-MATTER JURISDICTION LOCATED IN MIAMI-DADE COUNTY FLORIDA. EACH PARTY CONSENTS TO AND SUBMITS TO THE EXERCISE OF JURISDICTION OVER ITS PERSON BY ANY SUCH COURT HAVING JURISDICTION OVER THE SUBJECT MATTER.

(f)       Counterparts; Facsimile Signatures. This Agreement may be executed in multiple counterparts, all of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Signed copies of this Agreement transmitted by facsimile will be accepted by the parties, and the parties shall be entitled to rely upon such copies as though they bear original signatures.

(g)       Further Assurances. Each party hereto, upon the request of the other party, agrees to perform all further acts and assurances and execute, acknowledge, and deliver all documents and instruments that may be reasonably necessary, appropriate, or desirable to carry out the provisions and intent of this Agreement. Therefore the parties expressly agree that no party may assign this Agreement without the written consent of the other.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates indicated below.

TRAVA LLC

By:

NOTIS GLOBAL, INC.

By:

EWSD I LLC

By:

PUEBLO AGRICULTURE SUPPLY AND EQUIPMENT LLC

By: